EXHIBIT 99.1

News Corporation

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2006

NEWS CORPORATION REPORTS RECORD FULL YEAR OPERATING INCOME OF $3.9 BILLION; GROWTH OF 9% OVER FISCAL 2005

FULL YEAR EARNINGS PER SHARE FROM CONTINUING OPERATIONS INCREASES 26% TO $0.87; CASH FROM OPERATIONS OF $3.3 BILLION

FOURTH QUARTER OPERATING INCOME GROWS 8% TO $1.0 BILLION ON REVENUE GROWTH OF 11%

FULL YEAR FINANCIAL HIGHLIGHTS

•	9% operating income growth achieved despite the inclusion of increased charges for the UK press project.

•	Record operating income at Cable Network Programming, Television, Filmed Entertainment, Magazines and Inserts, Book Publishing and Direct Broadcast Satellite Television segments.

•	SKY Italia delivers full year operating income of $39 million, an improvement of $212 million compared to a year ago, as the subscriber base expands to more than 3.8 million.

•	Increased affiliate revenue at the Regional Sports Networks and advertising strength at Fox News Channel fuels Cable Network Programming operating income growth of 23%.

•	Television operating income up 8% led by primetime ratings strength at the FOX Network and advertising growth at STAR.

•	Strong theatrical performances and the continued success of television titles in home entertainment drives Filmed Entertainment operating income up $34 million.

•	Increased demand for in-store marketing products leads Magazines and Inserts operating income up 3% while an array of best sellers at HarperCollins raises book publishing operating income 2%.

•	Newspaper operating income declines as redundancy costs associated with the printing project, the absence of TSL Education business earnings in the U.K. and advertising weakness more than offset the inclusion of Queensland Press’ results in Australia.

FULL YEAR STRATEGIC HIGHLIGHTS

•	Formed Fox Interactive Media and acquired several rapidly growing internet properties, including MySpace.com, whose traffic has more than doubled since we completed our acquisition in September 2005.

•	Completed sale of investments in Innova, a Mexican DTH platform, for $285 million, TSL Education Ltd business for $395 million and SKY Radio for $215 million.

•	Increased the stock repurchase program authorizing the Company to acquire up to an aggregate of $6.0 billion of the Company’s Class A and Class B common stock.

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2006

NEW YORK, NY, August 8, 2006 – News Corporation (NYSE: NWS, NWSA; ASX: NWS, NWSLV) today reported fourth quarter operating income of $1.0 billion, an increase of 8% over the $955 million a year ago on revenues of $6.8 billion, up $674 million from the $6.1 billion reported in the fourth quarter of fiscal 2005. The year-on-year operating income growth for the quarter was primarily driven by double-digit percentage increases at the Filmed Entertainment, Television, Cable Network Programming and Direct Broadcast Satellite Television segments.

Record full year operating income of $3.9 billion increased 9% over the $3.6 billion reported a year ago on revenues of $25.3 billion, up 6% from the $23.9 billion reported in fiscal 2005. The full year operating income growth reflects increased contributions from nearly every operating segment led by 23% growth at Cable Network Programming and a $212 million improvement at SKY Italia.

Fourth quarter net income from continuing operations of $718 million ($0.23 per share on a diluted combined basis1) was consistent with the $717 million ($0.22 per share on a diluted combined basis1) reported in the fourth quarter a year ago. These results primarily reflect the increased consolidated operating income and higher equity earnings which were offset by an unrealized charge for the change in fair value of certain outstanding exchangeable securities include in Other, net.

For the full year, net income from continuing operations was $2.8 billion ($0.87 per share on a diluted combined basis1), an increase of $684 million or 32% from the $2.1 billion ($0.69 per share on a diluted combined basis1) reported in fiscal 2005. The full year results primarily reflect the increased consolidated operating income, higher equity earnings of affiliates and the gain on the sale of Innova partially offset by an unrealized charge for the change in fair value of certain outstanding exchangeable debt securities included in Other, net. In addition, full year earnings per share before change in accounting principle on a diluted combined basis1 increased 49% to $1.03 from the $0.69 reported in fiscal 2005.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“Our fiscal 2006 financial performance once again demonstrates News Corporation’s ability to deliver superior near-term results while keeping our eye firmly focused on the long-term with smart, strategic investments that we expect will accelerate our growth well into the future. We generated our fourth consecutive year of record operating profits with increases at nearly every one of our diverse segments; at the same time, we leveraged our strong balance sheet by investing in businesses uniquely positioned in the expanding digital world.

“The success of our existing businesses was highlighted by SKY Italia’s first full year of profits — adding 513,000 subscribers over the past 12 months; the broadcast network’s improved financial position — translating another ratings title into higher advertising revenues; the continued rapid growth of our established and burgeoning cable channels; and finally, by the considerable increase in contributions from DIRECTV.

(1)	See supplemental financial data on page 15 for detail on earnings per share

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2006

“Longer term, we’re intently focused on developing ways not only to monetize our acquired internet assets, but also on how to exploit our vast content libraries as broadband access proliferates. From aggressively growing advertising across MySpace’s now nearly 100 million registered users to providing on-demand content to DIRECTV consumers, we are keen on maximizing whatever opportunities technology provides. Our proven ability in taking advantage of new platforms and the momentum we continue to generate at our established businesses gives us great confidence as we head into fiscal 2007.”

Consolidated Operating Income

	3 Months Ended June 30,		12 Months Ended June 30,
	2006	2005	2006	2005
	US Millions
Filmed Entertainment	$200	$109	$1,092	$1,058
Television	403	344	1,032	952
Cable Network Programming	194	137	864	702
Direct Broadcast Satellite Television	84	74	39	(173)
Magazines and Inserts	65	82	307	298
Newspapers	170	252	517	740
Book Publishing	(6)	12	167	164
Other	(82)	(55)	(150)	(177)

Total Consolidated Operating Income	$1,028	$955	$3,868	$3,564

REVIEW OF OPERATING RESULTS

FILMED ENTERTAINMENT

The Filmed Entertainment segment reported fourth quarter operating income of $200 million, up 83% from the $109 million reported in the same period a year ago and record full year operating income of $1.1 billion, up slightly from fiscal 2005. The current-quarter results primarily reflect strong worldwide theatrical and home entertainment revenues, while full year results primarily include increased worldwide theatrical, pay-TV and free-TV contributions as well as higher syndication and home entertainment contributions from Twentieth Century Fox Television (TCFTV).

Fourth quarter film results were largely driven by the worldwide theatrical success of Ice Age: The Meltdown, which has grossed over $640 million in box office to date, and by the home entertainment performances of The Family Stone, Big Momma’s House 2 and Cheaper By the Dozen 2. The current quarter also included the initial results and releasing costs for several successful theatrical releases including The Devil Wears Prada, which has grossed over $110 million in domestic box office to date, and X-Men: The Last Stand, which opened to the highest domestic box office ever for a Memorial Day weekend and has grossed over $440 million in worldwide box office to date.

For the full year, record film results were primarily driven by strong worldwide theatrical releases including Ice Age: The Meltdown, Walk the Line, Fantastic Four and X-Men: The Last Stand and by the worldwide home entertainment performances of Robots, Walk the Line, Fantastic Four, Hide and Seek, Star Wars Episode 3: Revenge of the

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2006

Sith, and Mr. and Mrs. Smith. Additionally, the pay-TV availability of I, Robot, Dodgeball and Alien vs. Predator, and the free-TV availability of X-Men 2 and The League of Extraordinary Gentlemen also contributed to the record full year results.

TCFTV also contributed to the strong full year film results with continued momentum in home entertainment sales, most notably from The Simpsons, Family Guy and 24, as well as higher syndication contributions from the The X-Files. Several of TCFTV’s series have been nominated for Emmy awards led by 24 which garnered 12 nominations including Outstanding Drama Series.

TELEVISION

The Television segment reported fourth quarter operating income of $403 million, an increase of $59 million, or 17%, versus the same period a year ago, and full year operating income of $1.0 billion, an increase of 8% over fiscal 2005. Both the quarter and full year primarily reflect higher contributions from the FOX Broadcasting Company and STAR, while the quarter also includes growth at the Fox Television Stations.

At the FOX Broadcasting Company (FBC), fourth quarter and full year operating results improved dramatically versus fiscal 2005 as ratings momentum and higher pricing drove primetime advertising revenue growth. The fourth quarter results also included lower programming and promotion costs versus a year ago which included the launch of Family Guy and American Dad. For the full year, programming costs increased on higher license fees for several returning series, including American Idol and 24, which, along with House, led FBC to finish as the top-rated network among Adults 18-49 this past broadcast season. Additionally, fiscal 2005 included a loss associated with the broadcast of Super Bowl XXXIX.

Fox Television Stations’ (FTS) fourth quarter operating income increased slightly from the same period a year ago as FTS delivered record market share on primetime ratings strength and the continued success of local news. For the full year, operating income declined 4% versus fiscal 2005, primarily as a result of higher production costs from the local news expansion. Despite softness in the overall advertising market, lower political spending and the benefit a year ago from FBC’s broadcast of Super Bowl XXXIX, revenues for the year were in-line with a year ago as FTS generated market share gains with a stronger prime-time line-up and continued success in local newscasts.

STAR’s fourth quarter and full year operating income increased 10% and 12%, respectively versus the comparable periods a year ago, as advertising revenue strength, mainly from India, drove total revenue growth. Advertising gains were led by weekend programming initiatives at STAR PLUS and by the growth of STAR ONE and STAR GOLD.

CABLE NETWORK PROGRAMMING

Cable Network Programming reported fourth quarter operating income of $194 million, an increase of $57 million over the fourth quarter a year ago, and record full year operating income of $864 million, an increase of $162 million over fiscal 2005. The 42%

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2006

growth in the fourth quarter reflects higher contributions from the Fox News Channel, FX and the Regional Sports Networks (RSNs), with the 23% full year growth driven primarily by advertising strength at the Fox News Channel and affiliate revenue growth at the RSNs.

The Fox News Channel (FNC) reported operating income growth of 15% for the fourth quarter, principally from higher revenues, and 25% growth for the full year, mainly from advertising revenue gains driven by increased pricing and volume. The fourth quarter was the 18th consecutive quarter FNC has held the number one position in cable news and for the full year FNC’s viewership was over 90% higher than its nearest competitor in primetime and 75% higher on a 24-hour basis, reflecting FNC broadcasting the top five shows in cable news.

At our other cable channels (including the RSNs, FX and SPEED) operating profit increased 59% from last year’s fourth quarter results and 22% versus fiscal 2005. Revenue gains at the RSNs for both the fourth quarter and full year, primarily from increased affiliate rates and additional DBS subscribers, were partially offset by programming costs largely associated with broadcasting NHL games. Full year results also include higher revenues and costs associated with the consolidation of FSN Ohio, FSN Florida and National Sports Partners after acquiring a controlling stake in the fourth quarter of fiscal 2005.

At FX, revenue growth in the quarter and full year was driven by increased affiliate revenues from higher rates and additional subscribers. The full year results also reflect increased advertising revenues on ratings growth and higher pricing. These revenue gains were partially offset in the quarter by higher sports programming rights and more than offset in the full year by increased programming costs for returning series, higher sports rights and promotional and programming spending for several new original series. FX’s investment in programming has translated into ratings momentum with primetime ratings up 5% among Adults 18-49 during the fourth quarter and 3% for the full year.

DIRECT BROADCAST SATELLITE TELEVISION

SKY Italia reported fourth quarter operating income of $84 million, an improvement of $10 million compared to a year ago, and full year operating income of $39 million, an improvement of $212 million over the operating loss of $173 million a year ago on local currency revenue growth of 15%. The fourth quarter and full year improvements primarily reflect the addition of more than 513,000 net new subscribers over the past 12 months, bringing SKY Italia’s subscriber base to 3.83 million at year-end. The related revenue growth was partially offset in both the fourth quarter and full year by increased programming costs associated with the larger subscriber base, as well as higher spending primarily due to the broadcast of additional movie titles and new entertainment channels on the basic programming tier. Additionally, the broadcast of the FIFA World Cup in the fourth quarter contributed to the higher programming costs while also generating advertising revenue growth.

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2006

MAGAZINES AND INSERTS

The Magazines and Inserts segment reported fourth quarter operating income of $65 million, a decrease of $17 million versus the $82 million reported in the quarter a year ago, and full year operating income of $307 million, a 3% increase over fiscal 2005. The fourth quarter decline was primarily the result of lower volume and revenue rates for the publication of free standing inserts with the volume adversely impacted by the timing of Easter weekend. For the full year, the decline in free standing inserts was more than offset by increased demand for in-store marketing products.

NEWSPAPERS

The Newspapers segment reported fourth quarter operating income of $170 million, a decrease of $82 million compared with the same period a year ago, and full year operating income of $517 million, a $223 million decrease versus fiscal 2005. The quarterly and full year declines primarily reflect lower contributions from the U.K. newspaper group.

The Australian newspaper group reported a fourth quarter operating income decline in local currency terms versus the same period a year ago mainly due to a weaker advertising market and higher production and editorial costs. Full year operating income increased versus fiscal 2005 primarily from inclusion of results from the Queensland Press Group, which was acquired in November 2004.

The U.K. newspaper group reported an operating income decline in the fourth quarter and full year primarily due to the absence of operating income from the TSL Education business, costs associated with the launch of a consumer magazine division and by weakness in the overall advertising market. The full year results, which included circulation revenue growth, also reflects redundancy and increased depreciation costs of approximately $140 million associated with the development of new printing operations. The circulation revenue gains for the full year were the result of increased cover prices across all major titles, with particular revenue growth at The Sun and The Sunday Times.

BOOK PUBLISHING

HarperCollins reported a fourth quarter operating loss of $6 million, a decrease of $18 million versus the same period a year ago, and record full year operating income of $167 million, up $3 million over prior year results that included robust sales of Lemony Snicket’s A Series of Unfortunate Events and The Purpose Driven Life by Rick Warren. In the current quarter, the continuing success of Marley & Me by John Grogan, as well as contributions from new releases such as My Life In & Out of the Rough by John Daly were more than offset by an increase in returns. Full year results were driven by the strong sales of The Chronicles of Narnia by C.S. Lewis, Freakonomics by Steven D. Levitt and Stephen J. Dubner and YOU: The Owner’s Manual by Michael F. Roizen and Mehmet C. Oz. During the fourth quarter, HarperCollins had 44 books on The New York Times bestseller list, including four titles that reached the number one spot and for the

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2006

full year HarperCollins had 109 books on The New York Times bestseller list, including 14 titles that reached the number one position.

OTHER ITEMS

In April 2006, the Company completed its previously announced sale of Sky Radio Limited, a commercial radio station group in the Netherlands and Germany, for approximately $215 million. In connection with this transaction, the Company recognized a gain of approximately $134 million, which is included in Gain on disposition of discontinued operations, net of tax, in the Consolidated Statement of Operations.

A dividend of $0.06 per Class A share and a dividend of $0.05 per Class B share has been declared and is payable on October 18, 2006. The record date for determining dividend entitlements is September 13, 2006.

In February 2006, the Company completed its previously announced sale of its investment in Innova, a Mexican DTH platform, to DIRECTV for $285 million. As a result of this transaction the Company recognized a pre-tax gain of $206 million, which is included in Other, net in the Consolidated Statement of Operations.

In October 2005, the Company completed its previously announced sale of its TSL Education Ltd business for $395 million. As a result of this transaction the Company recognized a gain of $381 million which is included in Gain on disposition of discontinued operations, net of tax.

In September 2005, the Company acquired all of the outstanding common and preferred stock of Intermix Media, Inc. (“Intermix”). Shortly after, Intermix acquired the 47% of MySpace.com that it did not already own. The consideration for these acquisitions was approximately $650 million in cash. Also during September, the Company acquired IGN Entertainment, Inc. for $650 million in cash. The sites owned by Intermix and IGN are now part of News Corporation’s Fox Interactive Media unit.

Effective July 1, 2005, the Company adopted, as required, Emerging Issues Task Force Topic No. D-108 (Topic D-108), which calls for the use of the direct value method, rather than the residual value method previously used by the Company, when performing the annual impairment test under SFAS 142. As a result, the Company recorded a non-cash charge of $1.0 billion, net of tax, or $0.31 per share on a diluted combined basis, in the first quarter, to reduce the intangible balances attributable to its television stations’ FCC licenses. This charge has been reflected as a cumulative effect of accounting change, net of tax, in the Consolidated Statement of Operations.

On June 13, 2005, the Company announced that its Board of Directors approved a stock repurchase program, under which the Company was authorized to acquire up to an aggregate of $3.0 billion in the Company’s Class A and Class B common stock. On May 10, 2006 the Board authorized an increase of that $3.0 billion buyback to $6.0 billion. As of August 8, 2006, the Company has purchased nearly $2.6 billion of stock under the program. The remaining repurchases are expected to be completed by May 2008, but may be suspended or discontinued at any time.

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2006

REVIEW OF EQUITY EARNINGS OF AFFILIATES’ RESULTS

Fourth quarter net earnings from affiliates were $278 million versus $201 million in the same period a year ago. For the full year, net earnings from affiliates were $888 million compared with earnings of $355 million in fiscal 2005. The improvement for the fourth quarter and the full year was due to an increased contribution from The DIRECTV Group on subscriber growth and increased pricing. The DIRECTV Group’s results also reflect lower expenses associated with a new set-top receiver lease program, as well as the absence of charges recognized in fiscal 2005 associated with the SPACEWAY program and PanAmSat. Additionally, the fourth quarter results include costs associated with the launch of broadband, as well as increased financing costs, at BSkyB.

The Company’s share of equity earnings (losses) of affiliates is as follows:

	% Owned		3 Months Ended June 30,		12 Months Ended June 30,
			2006	2005	2006	2005
			US Millions		US Millions
BSkyB	38.3	%(a)	$83	$125	$369	$374
The DIRECTV Group	38.3	%(b)	157	31	246	(186)
Sky Brasil	49.7%		—	26	23	49
Innova	30.0	%(c)	—	10	61	27
FOXTEL	25.0%		2	(3)	1	(20)
Other affiliates	Various	(d)	36	12	188	111

Total equity earnings of affiliates			$278	$201	$888	$355

Further details on certain affiliated entities follow.

(a)	Due to BSkyB’s stock repurchase program, News’ ownership in BSkyB increased to 38.3% as of June 30, 2006 from 37.9% as of March 31, 2006 and 36.7% as of June 30, 2005.

(b)	Due to The DIRECTV Group’s stock repurchase program, News’ ownership in The DIRECTV Group increased to 38.3% at June 30, 2006 from 36.8% at March 31, 2006 and 33.9% as of June 30, 2005.

(c)	The Company sold its investment in Innova on February 16, 2006. The Company’s share of equity earnings for Innova for 2006 reflects results through the date of sale.

(d)	Primarily comprising Gemstar-TV Guide International, Fox Cable Networks affiliates, Sky Network Television Limited, and Queensland Press (through November 12, 2004).

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2006

BSkyB (in STG and IFRS) (2)

	3 Months Ended June 30,		12 Months Ended June 30,
	2006	2005(1)	2006	2005(1)
	Millions (except subscribers)		Millions (except subscribers)
Revenues	£1,069	£1,029	£4,148	£3,842
Operating profit	217	249	877	822
Net income	£126	£193	£551	£578

News’ reportable 38.3% share (in US$ and US GAAP)	$83	$125	$369	$374

Ending Subscribers			12,074,000	11,659,000
DTH Subscribers			8,176,000	7,787,000

(1)	Certain amounts have been restated upon adoption of International Financial Reporting Standards on July 1, 2005.

The DIRECTV Group, Inc. (2)

	3 Months Ended June 30,		12 Months Ended June 30,
	2006	2005	2006	2005
	Millions (except subscribers)		Millions (except subscribers)
Revenues	$3,520	$3,188	$13,734	$12,560
Operating profit (loss)	741	312	1,509	(1,738)
Net income (loss)	$459	$162	$910	$(1,177)

News’ reportable 38.3% share	$157	$31	$246	$(186)

Ending Subscribers			15,513,000	14,670,000

(2)	Please refer to respective companies’ earnings releases for detailed information.

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2006

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date results are as follows:

	12 Months Ended June 30,
	2006	2005
Australian Dollar/U.S. Dollar	0.75	0.75
U.K. Pounds Sterling/U.S. Dollar	1.78	1.86
Euro/U.S. Dollar	1.22	1.27

To receive a copy of this press release through the Internet, access News Corp.’s corporate Web site located at http://www.newscorp.com

Audio from News Corp.’s conference call with analysts on the fourth quarter and fiscal year results can be heard live on the Internet at 4:30 PM. Eastern Daylight Time today. To listen to the call, visit http://www.newscorp.com

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Andrew Butcher, Press Inquiries
212-852-7092	212-852-7070

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2006

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended June 30,		12 Months Ended June 30,
	2006	2005	2006	2005
	US Millions (except per share amounts)
Revenues	$6,782	$6,108	$25,327	$23,859
Expenses:
Operating expenses	4,477	3,976	16,593	15,901
Selling, general and administrative	1,056	982	3,982	3,697
Depreciation and amortization	214	195	775	648
Other operating charges	7	—	109	49

Operating income	1,028	955	3,868	3,564
Other income (expense):
Interest expense, net	(135)	(131)	(545)	(536)
Equity earnings of affiliates	278	201	888	355
Other, net	(49)	163	194	178

Income from continuing operations before income tax expense and minority interest in subsidiaries	1,122	1,188	4,405	3,561
Income tax expense	(381)	(447)	(1,526)	(1,220)
Minority interest in subsidiaries, net of tax	(23)	(24)	(67)	(213)

Income from continuing operations	718	717	2,812	2,128
Gain on disposition of discontinued operations, net of tax	134	—	515	—

Income before cumulative effect of accounting change	852	717	3,327	2,128
Cumulative effect of accounting change, net of tax	—	—	(1,013)	—

Net income	$852	$717	$2,314	$2,128

Basic earnings per share:
Income from continuing operations
Class A	$0.24	$0.23	$0.92	$0.74
Class B	$0.20	$0.19	$0.77	$0.62
Net income
Class A	$0.28	$0.23	$0.76	$0.74
Class B	$0.24	$0.19	$0.63	$0.62
Diluted earnings per share:
Income from continuing operations
Class A	$0.24	$0.23	$0.92	$0.73
Class B	$0.20	$0.19	$0.77	$0.61
Net income
Class A	$0.28	$0.23	$0.76	$0.73
Class B	$0.24	$0.19	$0.63	$0.61

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2006

CONSOLIDATED BALANCE SHEETS

	June 30, 2006	June 30, 2005
	US Millions
Assets
Current assets:
Cash and cash equivalents	$5,783	$6,470
Receivables, net	5,150	4,353
Inventories, net	1,840	1,516
Other	350	440

Total current assets	13,123	12,779

Non-current assets:
Receivables	593	673
Investments	10,601	10,268
Inventories, net	2,410	2,366
Property, plant, and equipment, net	4,755	4,346
Intangible assets	11,446	12,517
Goodwill	12,548	10,944
Other non-current assets	1,173	799

Total non-current assets	43,526	41,913

Total assets	$56,649	$54,692

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$42	$912
Accounts payable, accrued expenses and other current liabilities	4,047	3,564
Participations, residuals and royalties payable	1,007	1,051
Program rights payable	801	696
Deferred revenue	476	426

Total current liabilities	6,373	6,649

Non-current liabilities:
Borrowings	11,385	10,087
Other liabilities	3,536	3,543
Deferred income taxes	5,200	4,817
Minority interest in subsidiaries	281	219
Commitments and contingencies

Stockholders’ Equity:
Class A common stock, $0.01 par value	22	22
Class B common stock, $0.01 par value	10	10
Additional paid-in capital	28,153	30,044
Retained earnings (deficit) and accumulated other comprehensive income (loss)	1,689	(699)

Total stockholders’ equity	29,874	29,377

Total liabilities and stockholders’ equity	$56,649	$54,692

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2006

CONSOLIDATED STATEMENTS OF CASH FLOWS

	12 Months Ended June 30,
	2006	2005
	US Millions
Operating activities:
Net income	$2,314	$2,128
Gain on disposition of discontinued operations, net of tax	(515)	—
Cumulative effect of accounting change, net of tax	1,013	—

Income from continuing operations	2,812	2,128
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation and amortization	775	648
Amortization of cable distribution investments	103	117
Equity earnings of affiliates	(888)	(355)
Cash distributions received from investees	233	138
Other, net	(194)	(178)
Minority interest in subsidiaries, net of tax	67	213
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(765)	7
Inventories, net	(508)	206
Accounts payable and other liabilities	1,622	447

Net cash provided by operating activities	3,257	3,371

Investing activities:
Property, plant, and equipment, net of acquisitions	(976)	(901)
Acquisitions, net of cash acquired	(1,989)	(69)
Investments in equity affiliates	(89)	(106)
Other investments	(28)	(27)
Proceeds from sale of investments and other non-current assets	412	800
Proceeds from disposition of discontinued operations	610	—

Net cash used in investing activities	(2,060)	(303)

Financing activities:
Borrowings	1,159	1,841
Repayment of borrowings	(865)	(2,110)
Cash on deposit	—	275
Issuance of shares	232	88
Repurchase of shares	(2,027)	(535)
Dividends paid	(431)	(240)

Net cash used in financing activities	(1,932)	(681)

Net (decrease) increase in cash and cash equivalents	(735)	2,387
Cash and cash equivalents, beginning of period	6,470	4,051
Exchange movement on opening cash balance	48	32

Cash and cash equivalents, end of period	$5,783	$6,470

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2006

SEGMENT INFORMATION

	3 Months Ended June 30,		12 Months Ended June 30,
	2006	2005	2006	2005
	US Millions		US Millions
Revenues
Filmed Entertainment	$1,785	$1,193	$6,199	$5,919
Television	1,343	1,356	5,334	5,338
Cable Network Programming	934	831	3,358	2,688
Direct Broadcast Satellite Television	749	693	2,542	2,313
Magazines and Inserts	258	294	1,090	1,068
Newspapers	1,058	1,146	4,095	4,083
Book Publishing	256	286	1,312	1,327
Other	399	309	1,397	1,123

	$6,782	$6,108	$25,327	$23,859

Operating Income
Filmed Entertainment	$200	$109	$1,092	$1,058
Television	403	344	1,032	952
Cable Network Programming	194	137	864	702
Direct Broadcast Satellite Television	84	74	39	(173)
Magazines and Inserts	65	82	307	298
Newspapers	170	252	517	740
Book Publishing	(6)	12	167	164
Other	(82)	(55)	(150)	(177)

	$1,028	$955	$3,868	$3,564

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2006

NOTE 1 - SUPPLEMENTAL EARNINGS PER SHARE DATA

Earnings per share is presented on a combined basis as the Company will not be required to present the two class method beginning in fiscal 2008. Currently under US GAAP, earnings per share is computed individually for the Class A and Class B shares. Class A non-voting shares carry rights to a greater dividend than Class B voting shares through fiscal 2007. As such, net income available to the Company’s common stockholders is allocated between our two classes of common stock. The allocation between classes was based upon the two-class method. Earnings per share by class and by total weighted average shares outstanding (Class A and Class B combined) is as follows:

	3 Months Ended June 30,		12 Months Ended June 30,
	2006	2005	2006	2005
Basic earnings per share:
Income from continuing operations
Class A	$0.24	$0.23	$0.92	$0.74
Class B	$0.20	$0.19	$0.77	$0.62
Total	$0.23	$0.22	$0.88	$0.70
Gain on disposition of discontinued operations, net of tax
Class A	$0.04	$—	$0.17	$—
Class B	$0.04	$—	$0.14	$—
Total	$0.04	$—	$0.16	$—
Income before cumulative effect of accounting change
Class A	$0.28	$0.23	$1.09	$0.74
Class B	$0.24	$0.19	$0.91	$0.62
Total	$0.27	$0.22	$1.04	$0.70
Cumulative effect of accounting change, net of tax
Class A	$—	$—	$(0.33)	$—
Class B	$—	$—	$(0.28)	$—
Total	$—	$—	$(0.32)	$—
Net income
Class A	$0.28	$0.23	$0.76	$0.74
Class B	$0.24	$0.19	$0.63	$0.62
Total	$0.27	$0.22	$0.72	$0.70
Diluted earnings per share:
Income from continuing operations
Class A	$0.24	$0.23	$0.92	$0.73
Class B	$0.20	$0.19	$0.77	$0.61
Total	$0.23	$0.22	$0.87	$0.69
Gain on disposition of discontinued operations, net of tax
Class A	$0.04	$—	$0.17	$—
Class B	$0.04	$—	$0.14	$—
Total	$0.04	$—	$0.16	$—
Income before cumulative effect of accounting change
Class A	$0.28	$0.23	$1.09	$0.73
Class B	$0.24	$0.19	$0.91	$0.61
Total	$0.27	$0.22	$1.03	$0.69
Cumulative effect of accounting change, net of tax
Class A	$—	$—	$(0.33)	$—
Class B	$—	$—	$(0.28)	$—
Total	$—	$—	$(0.31)	$—
Net income
Class A	$0.28	$0.23	$0.76	$0.73
Class B	$0.24	$0.19	$0.63	$0.61
Total	$0.27	$0.22	$0.72	$0.69
Weighted average shares outstanding (diluted), in millions:
Class A	2,189	2,317	2,216	2,061
Class B	987	1,043	1,012	1,021

Total	3,176	3,360	3,228	3,082

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2006

NOTE 2 - OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

Operating income before depreciation and amortization, defined as operating income plus depreciation and amortization and the amortization of cable distribution investments, eliminates the variable effect across all business segments of non-cash depreciation and amortization. Since operating income before depreciation and amortization is a non-GAAP measure it should be considered in addition to, not as a substitute for, operating income, net income, cash flow and other measures of financial performance reported in accordance with GAAP. Operating income before depreciation and amortization does not reflect cash available to fund requirements, and the items excluded from operating income before depreciation and amortization, such as depreciation and amortization, are significant components in assessing the Company’s financial performance. Management believes that operating income before depreciation and amortization is an appropriate measure for evaluating the operating performance of the Company’s business segments. Operating income before depreciation and amortization, which is the information reported to and used by the Company’s chief decision maker for the purpose of making decisions about the allocation of resources to segments and assessing their performance, provides management, investors and equity analysts a measure to analyze operating performance of each business segment and enterprise value against historical and competitors’ data.

The following table reconciles operating income before depreciation and amortization to the presentation of operating income.

	3 Months Ended June 30,		12 Months Ended June 30,
	2006	2005	2006	2005
	US Millions		US Millions
Operating income	$1,028	$955	$3,868	$3,564
Depreciation and amortization	214	195	775	648
Amortization of cable distribution investments	25	31	103	117

Operating income before depreciation and amortization	$1,267	$1,181	$4,746	$4,329

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2006

	For the Three Months Ended June 30, 2006 (US Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$200	$22	$—	$222
Television	403	22	—	425
Cable Network Programming	194	13	25	232
Direct Broadcast Satellite Television	84	51	—	135
Magazines and Inserts	65	2	—	67
Newspapers	170	67	—	237
Book Publishing	(6)	2	—	(4)
Other	(82)	35	—	(47)

Consolidated Total	$1,028	$214	$25	$1,267

	For the Three Months Ended June 30, 2005 (US Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$109	$12	$—	$121
Television	344	31	—	375
Cable Network Programming	137	9	31	177
Direct Broadcast Satellite Television	74	42	—	116
Magazines and Inserts	82	2	—	84
Newspapers	252	71	—	323
Book Publishing	12	2	—	14
Other	(55)	26	—	(29)

Consolidated Total	$955	$195	$31	$1,181

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2006

	For the Twelve Months Ended June 30, 2006 (US Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$1,092	$85	$—	$1,177
Television	1,032	88	—	1,120
Cable Network Programming	864	51	103	1,018
Direct Broadcast Satellite Television	39	172	—	211
Magazines and Inserts	307	7	—	314
Newspapers	517	263	—	780
Book Publishing	167	7	—	174
Other	(150)	102	—	(48)

Consolidated Total	$3,868	$775	$103	$4,746

	For the Twelve Months Ended June 30, 2005 (US Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$1,058	$51	$—	$1,109
Television	952	92	—	1,044
Cable Network Programming	702	39	117	858
Direct Broadcast Satellite Television	(173)	156	—	(17)
Magazines and Inserts	298	6	—	304
Newspapers	740	222	—	962
Book Publishing	164	6	—	170
Other	(177)	76	—	(101)

Consolidated Total	$3,564	$648	$117	$4,329